PRA Group Announces $1.2 Billion Credit Facility

NORFOLK, Va., May 8, 2017 -- PRA Group, Inc. (Nasdaq:PRAA), a global leader in acquiring and collecting nonperforming loans, today announced that on May 5, 2017 it amended and restated its North American credit facility. The expanded facility has a five-year term and total facility size of $1.2 billion consisting of a $450 million term loan facility and a $755 million revolving loan facility. This agreement includes significant increases in commitments by existing lenders as well as the addition of several new lenders to the facility.

"Our bank group has been very supportive through the entire process. We are appreciative of the significant commitments from our long-time banking partners and extremely pleased to welcome new members to the bank group. We are focused on having adequate capital for investment during a time when the supply of charge-offs appears to be increasing in the United States. This new five-year facility addresses current year maturities and gives us $420 million of capacity for investment," said Pete Graham, executive vice president and chief financial officer for PRA Group.

About PRA Group
As a global leader in acquiring and collecting nonperforming loans, PRA Group, Inc. returns capital to banks and other creditors to help expand financial services for consumers in the Americas and Europe. With more than 4,000 employees worldwide, PRA Group companies collaborate with customers to help them resolve their debt and provide a broad range of additional revenue and recovery services to businesses. For more information, please visit www.pragroup.com.

Investor Contact:
Darby Schoenfeld
Director of Investor Relations
(757) 431-7913
Darby.Schoenfeld@PRAGroup.com

News Media Contact:
Nancy Porter
Vice President, Corporate Communications
(757) 431-7950
Nancy.Porter@PRAGroup.com